Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES EXPANDS INTERNATIONALLY WITH ACQUISITION OF SPECTAL INDUSTRIES

Elkhart, Indiana - April 27, 2015 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today announced that its wholly-owned subsidiary, Lippert Components, Inc. (LCI®), has acquired the business and certain assets of Spectal Industries, Inc. and its subsidiaries (“Spectal”). Spectal, headquartered in Granby, Québec, is a manufacturer of windows and doors primarily for school busses, as well as commercial busses, emergency vehicles, trucks and RVs. In addition to its manufacturing facility in Canada, Spectal has manufacturing facilities in South Carolina and Tennessee. Sales of the acquired business for 2014 were approximately $25 million.

“We are delighted to have the Spectal business and its employees join the Lippert Components family,” said Drew’s President Scott Mereness. “We believe that Spectal’s strong relationships in the bus, emergency vehicle and truck markets will help accelerate our industry diversification and product innovation, which are part of our long-term plan for strategic growth. We expect to leverage our extensive manufacturing, purchasing, distribution and administrative capabilities to improve the profitability of this business, and we expect this acquisition to be immediately accretive to Drew’s earnings.”
The purchase price was $22.3 million, which was paid at closing from borrowings under the Company’s $100 million line of credit, plus contingent consideration based on future sales. After funding this acquisition, the Company remains well-positioned to take advantage of other investment opportunities.
Malcolm Lapointe, Chief Executive Officer of Spectal, will remain with LCI and will continue to manage the business going forward. “The Spectal and LCI businesses are an excellent compliment to each other,” said Lapointe. “Spectal has a long history of providing quality window and door products to school busses and other specialty vehicles, which provides LCI with additional relationships and products. LCI’s commitment to continual innovation, largely through its extensive R&D capabilities and long-term investment approach, should also help to strategically drive the Spectal business forward and provide value to Spectal’s customers.”
“Our net sales to adjacent industries have grown by over 300 percent from 2010 to 2014,” added Mereness. “This net sales growth has increased the necessity for talented people in engineering, sales, manufacturing and customer service. This talented team from Spectal will be a strong addition to our existing team, and will help us continue to grow as we move forward.”
Effective immediately, products previously sold under the ‘Spectal’ and ‘J-Dak’ brand names will be now be sold under Lippert Components. In Canada, LCI will be operating as Lippert Components Canada, Inc. For information regarding LCI’s window offerings, visit www.lippertcomponents.com.

About Drew Industries
From 41 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes, and to a lesser extent supplies components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; windows; manual, electric and hydraulic stabilizer and leveling systems; chassis components; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; other accessories; and electronic components. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly aluminum and glass) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of labor, employee benefits, employee retention, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with environmental laws and increased governmental regulation, information technology performance and security, the ability to protect intellectual property, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company’s subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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